UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

PURSUANT TO REGULATION A OF THE SECURITIES ACT OF 1933

For the fiscal year ended December 31, 2016

Commission File Number 024-10522

United Group Fund, Inc.
(Exact name of issuer as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

121 SOUTH ORANGE AVENUE

SUITE 1500

ORLANDO FL 32801

408-858-5748

EMAIL FOR CORRESPONDENCE: cherifmedawar@yahoo.com

(Address, including zip code, and telephone number, including area code of issuer's principal executive office)

All correspondence:

Jillian Sidoti, Esq.

TROWBRIDGE SIDOTI

38730 Sky Canyon Drive – Suite A

 Murrieta, CA 92563

(323) 799-1342

EMAIL FOR CORRESPONDENCE: jillian@crowdfundinglawyers.net

(Name, address, including zip code, and telephone number, including area code, of agent for service)

6798	47-4209125
(Primary standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

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Item 1. Description of Business

UNITED GROUP FUND, INC. is an emerging growth company which was formed on June 5, 2015. We have commenced only limited operations, primarily focused on organizational matters in connection with this offering. We intend on generating revenues in two ways: from quick turnaround properties and long term hold properties. In 2016, our Offering Circular (“Offering Circular”) under Regulation A, Tier 2 on Form 1-A was qualified by the Securities Exchange Commission. We have not commenced fundraising.

We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. Neither management of the Company, nor the majority shareholder of the Company, have any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

We hope to acquire and make real estate investments that relate to income-producing commercial real estate, such as office, retail, and multi-family residential properties. The Company will consider both residential and commercial properties that are income producing or have upside potential; in other words, a property that is currently vacant and/or is in need of rehab in order to become more valuable. The Company will consider properties of any value which may be leveraged at any level so long as such properties, in the opinion of management, provide positive cash flow (where income exceeds expenses). The Company does not currently intend to purchase properties from affiliates.

We are offering the common stock in our Offering Circular on a "minimum/maximum" basis. The Company will raise a minimum of $100,000 prior to using proceeds from the offering to acquire properties. We expect to use the net proceeds from the offering to pay for our operating costs as a qualified company, including on-going legal and accounting fees, and to finance costs associated with acquiring income-producing residential and commercial real estate, such as market appraisals, title and recording fees, broker fees, if any, legal fees and closing costs, which, in the aggregate, typically amount to 3% to 8% of the purchase price of the property acquired. We may purchase properties or make other real estate investments that relate to varying property types, such as hotels, mixed use, multifamily, office buildings, and retail properties. We do not intend to invest in assets located outside of the United States and its territories such as Puerto Rico. We do not know the anticipated portfolio by asset type, but do believe our first acquisition will most likely be a small hotel or single tenant retail space.

We anticipate buying properties with upside potential, that is, properties whose expenses will be less than the income generated from such properties once rented or improvements are made so that rents may increase. Generally, after all property operating expenses and any debt service is made the property generates positive cash. This is accomplished by analyzing current and projected rental income of the property, operating expenses and terms and conditions of any debt instruments or any outstanding property liens. All potential transactions will undergo this analysis to determine expected net profit.

We may also retain outside experienced appraisers to confirm the results of our internal analysis.

We will evaluate each property in the following manner:

1.	Obtain current rental information including tenant, space description, respective rent, lease terms and expense details,
2.	Using historical rental rates and vacancy rates if such information is available and useful,
3.	Obtain similar available information of comparable properties in the area; analyzing rental values, vacancy rates, and operating expenses
4.	Using the above information, perform analysis with hypothetical scenarios to determine expected profit and
5.	Obtain similar available information of comparable properties in the area for our quick sale properties and analyzing purchase prices, rehabilitation costs, and sales prices.

We hope to acquire real estate and increase the rental income after our acquisition. We would attempt to reduce expenses through our experienced management. Overall, we hope to purchase real estate at a price that will provide net income and potential for capital appreciation. We intend on increasing rates in a variety of manners: by staying at or with the going increase in rents in the area for a similar building; by providing a more attractive environment for both our commercial and residential tenants so as to make our buildings higher in demand; by increasing rents slowly and incrementally, and taking the property to its highest and best use.

To achieve the Company's objective of acquiring income producing residential and commercial properties the Company will value potential acquisitions based on several criteria including location, asset type, income, expenses, net income and debt terms and conditions.

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We believe we will typically enter an agreement to purchase an interest in or a property, subject to (i) existing financing or we may obtain third party conventional 'property specific' financing of generally no more 80%, (ii) paying for the remaining equity with company shares and (iii) use proceeds of the offering to pay for the estimated 5.5% related acquisition. For example, we may enter agreement to purchase a property for $4 million, obtain financing of $3 million, issue company shares in payment of the remaining $1 million and use $220,000 of company funds to pay for (5.5% x $4,000,000=$220,000) closing and other related acquisition costs.

For our potential commercial property acquisitions, we do not intend to have a minimum credit rating and we will not necessarily require a triple net lease.

We plan to use the proceeds from the Offering to finance our acquisitions. If necessary, we will have to use bank or other types of loans to make acquisitions. In light of our lack of history and operations, there is no assurance that we will be successful at making any acquisitions. If we are unable to finance potential acquisitions, our investment objectives will be adversely impacted which would adversely affect shareholder value.

Our Board of Directors, which currently consists of Mr. Medawar, has the sole discretion to issue securities, borrow funds, engage in the purchase and sale of investments and engage in all other activities as he determines.

Investment Policies

We are looking to purchase various types of properties that fit the following criteria:

Stable/Performing Assets:

We will look to purchase assets that may be purchased as current cash flowing properties or potential cash flowing properties.

Non-performing Assets:

Those assets that we identify as "non-performing assets" are those properties that have little cash flow but have potential for value increases so long as we add value through rehab or management to the property.

Purchase and sale (or turnover) of investments

The Company plans to turnover assets within five years of acquisition depending on the acquisition. For example, if a property is a cash flow positive property that yields better returns as a rental, as opposed to an outright sale of the property, we many hold the property for up to 5 years. However, some acquisitions may be disposed of in as little as 30 days up to a year if it is more advantageous to dispose of the property quickly at a profit. We refer to these properties as "quick turnover" or "flip" properties.

Quick Turnover Properties:

We may seek out properties that we can "flip" or purchase and sell in less than a year. We will only seek out properties which we believe we can resell for no less than a 10% gross margin.

Of these, we look to acquire any of the following types of properties:

1.)

Commercial properties (retail, office, and multi-family) including stable assets (those that cash flow, but have little upside on equity) and "value-added" assets where the current asset has little cash flow, but has the potential for great value increases and increased cash flow so long as we add value through rehab or remanaging.

2.)	Residential

i.	Purchase defunct development deals. Deals that have already been permitted and construction or rehab may begin immediately

ii.	Low risk, high margin deals with quick turn-around, also known as "flips."

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Borrowing Policy

We intend to generally borrow up to 80% of the appraised value of any property that we purchase. Our governing documents place no restrictions on the amount of leverage we may use.

As market conditions change, our policies for both investments and borrowing will be evaluated and updated as necessary to safeguard shareholder equity and increase shareholder value. We will update our shareholders via Form 1-K (annual report), Form 1-SA (semiannual report), Form 1-U (current report), and other shareholder reports if there are any changes in our investment policy or our borrowing policies.

Competition

We will face competition from other owners, investors and developers that are looking to acquire similar properties and who may implement or are already implementing a similar business plan to ours. Further, we may be at a disadvantage to our competition who may have greater capital resources than we do, specifically cash. It has become increasingly difficult to obtain lending on many properties and those developers that are able to close without financing and pay the full purchase price of a property in cash may be able to close on more properties or will be able to negotiate better purchasing terms.

Our CEO Mr. Medawar, has over 25 years of experience in real estate acquisition, ownership, management and construction. We hope this, coupled with the Company's business plan, will distinguish us from our competition. Further, we believe that our business plan, which allows us to offer the possibility of greater liquidity, diversification, tax or estate planning for different types of properties in a variety of markets and owners, should provide us with greater opportunities than other real estate buyers.

Item 2. Management’s Discussion and Analysis of Financial Condition and Result of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this 1-k as well as the information in our Form 1-A dated September 8, 2016. Some of the information contained in this discussion and analysis, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of the Form 1-A for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

United Group Fund, Inc. was incorporated in the State of Delaware in June 2015. We have no plans to change our business activities or to combine with another business, and we are not aware of any events or circumstances that might cause our plans to change. Neither management of the Company, nor the majority shareholder of the Company, has any plans or arrangements to enter into a change of control, business combination or similar transaction or to change management.

Over the next twelve months, the Company intends to focus on acquiring potentially income-producing commercial real estate, such as hotels, office, retail and multi-family residential properties. The Company may hold some properties to realize cash flow, while others will be sold quickly for a profit. Our sole officer and director will meet with property owners, brokers, lawyers, accountants, consultants and advisors in the real estate industry to locate properties which meet the Company's profile. Mr. Medawar may engage other consultants to conduct initial due diligence with respect to properties which may be of interest to the Company. Our CEO, Mr. Medawar, intends to reach out to his current network and search for appropriate properties. Mr. Medawar has a network that includes real estate brokers, commercial real estate owners, management companies, real estate operators, title companies, and escrow companies. Mr. Medawar believes that by utilizing his current network, he will be able to identify appropriate properties.

We expect to use the net proceeds from the offering for operating costs as a public company and to finance costs associated with acquiring income-producing residential and commercial real estate, such as market appraisals, title and recording fees, broker fees, if any, legal fees and closing costs which, in the aggregate, typically amount to 3% to 8% of the purchase price of the property acquired, with an average of 5.5%. However, we currently have no real estate acquisitions contemplated. Accordingly, it is difficult to estimate how much will be required in the next 12 months to implement our business plan.

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The Company has commenced locating properties and marketing the offering. To date, the Company has not sold any of its shares under the Form 1-A. We believe our first acquisitions will most likely be a single tenant retail property, but this will depend on available properties, and the realty of closing on a particular property. Acquisition will depend highly on our funds, the availability of those funds, availability of properties that meet or investment criteria and the size of such properties to be acquired. As we search for properties, we intend to expend capital in accordance with our Use of Proceeds in our Offering Circular. If we raise the minimum amount of $100,000, we will incur expenses related with the operation of the Company and the continuing expenses related to being a reporting company under the requirements of Tier 2, Regulation A. For the next 12 months, we believe we will need an additional $10,000 for ongoing working capital and professional fees. Our principal, Mr. Medawar, is committed to providing the working capital costs until such funds are raised to cover costs. This commitment is not in writing. When Mr. Medawar does provide such capital, it will most likely be in the form of a non-interest bearing promissory note that may be converted into our stock. Such terms and conditions have not been agreed to yet.

We believe we will typically enter an agreement to purchase an interest in or a property, subject to (i) existing financing or we may obtain third party conventional 'property specific' financing of generally no more 80%, (ii) paying for the remaining equity with company shares and (iii) use proceeds of the offering to pay for the estimated 5.5% related acquisition. For example, we may enter agreement to purchase a property for $4 million, obtain financing of $3 million, issue company shares in payment of the remaining $1 million and use $220,000 of company funds to pay for (5.5% x $4,000,000=$220,000) closing and other related acquisition costs.

For our potential commercial property acquisitions, we do not intend to have a minimum credit rating and we will not necessarily require a triple net lease.

Management's plan to generate cash flow will consist of locating and investing in appropriate potentially income-producing properties.

Results of Operations

For the year ended December 31, 2016 and the period ended December 31, 2015

The Company generated no revenues for the year ended December 31, 2016 or for the period ended December 31, 2015. The Company does not have any current activities. The Company generated expenses of $1,447 for the year ended December 31, 2106 which resulted in a loss of $1,447. The Company generated expenses of $3,161 from inception (June 5, 2015) to December 31, 2015. This has resulted in a loss of $3,161 from inception (June 5, 2015) to December 31, 2015.

Total expenses

For the year ended December 31, 2016, the Company generated expenses of $1,447. From inception (June 5, 2015) to December 31, 2015, the Company generated expenses of $3,161 which consisted of expenses related to professional fees and formation costs.

Net loss

For the period ended December 31, 2016, the Company generated a net loss of $1,447 compared to the period ended December 31, 2015, when the Company generated a net loss of $3,161.

Assets

As of December 31, 2016, the Company current assets of $38,525 including $5,981 in cash and deferred issuance costs of $32,544. As of December 31, 2015, the Company had $11,472 in cash and $25,000 of deferred offering costs related to the preparation of the Form 1-A.

Liabilities

The Company currently has $3,500 in current liabilities in the form of accounts payable.

Liquidity and Capital Resources

As of December 31, 2016, the Company had $5,981 and liabilities of $3,500 compared to December 31, 2015, the Company had $11,472 in cash and total liabilities of $0. For the year ended December 31, 2016, the company incurred $1,477 in general and administrative expenses. As of December 31, 2015, the Company has incurred total expenses since inception (June 5, 2015) of $3,161. The Company hopes to raise $25,000,000 in their Regulation A+, Tier 2 Offering with a minimum of $100,000 in funds raised. If the Company is successful at raising the minimum amount of the offering, we believe that such funds will be sufficient to fund our expenses over the next twelve months which we currently estimate to be $66,000. Although we intend on identifying 5 to 10 properties for acquisition with our proceeds, there is no guarantee that the Company will acquire any such properties. Acquisition will depend highly on our funds, the availability of those funds, and the size of the properties. The Company is currently pursuing its investment strategy of property acquisition. There can be no assurance of the Company's ability to do so or that additional capital will be available to the Company. If so, the Company's investment objective of acquiring properties will be adversely affected and the Company may not be able to pursue an acquisition opportunity if it is unable to finance such acquisitions. The Company currently has no agreements, arrangements or understandings with any person to obtain funds through bank loans, lines of credit or any other sources. Since the Company has no such arrangements or plans currently in effect, its inability to raise funds for the above purposes will have a severe negative impact on its ability to remain a viable company. There can be no assurance that additional capital will be available to the Company. If we are successful at raising capital by issuing more stock, or securities which are convertible into shares of the Company, your investment will be diluted as a result of such issuance.

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Related Party Transactions

Since our incorporation, the Company raised capital from our CEO, Mr. Cherif Medawar. Mr. Medawar has contributed $39,633 for the Company's start up expenses of which, $3,161 has been expensed as of December 31, 2015 and $1,447 were expensed for the year ended December 31, 2016. In exchange, Mr. Medawar received 3,963,300 shares of our preferred stock.

Going Concern Consideration

Our independent auditors included an explanatory paragraph in their report on the accompanying financial statements regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Item 3. Directors, Executive Officers and Significant Employees

The members of our Board of Directors serve, without compensation, until the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the Board of Directors. Information as to the director and executive officer is as follows:

Name	Age	Title

Cherif Medawar	56	Chief Executive Officer, Treasurer, Director

Duties, Responsibilities and Experience

In accordance with our Bylaws, our directors hold offices until the next annual meeting of our shareholders or until their successors are duly elected and qualified.

Set forth below is a summary description of the principal occupation and business experience of our director and executive officer for at least the last five years.

Cherif Medawar has been our Chief Executive Officer, President, Chief Financial Officer, Secretary and sole Director since our inception on December 31, 2015. Cherif Medawar has been self-employed as a real estate investor and consultant for the past thirty years. Mr. Medawar currently has $100 million in assets under management. He uses his experience in real estate development and investing to teach others how to invest in real estate through his company, Cherif Medawar Real Estate Investing. Mr. Medawar has invested in 15 commercial and mixed-use properties located in Old San Juan, Puerto Rico valued at approximately $63 million. Through a privately held company, MIGSIF, LLC, Mr. Medawar is currently managing single family properties located in the northern California. Mr. Medawar has authored three best selling books on commercial real estate: "Blue Ocean Opportunities in Commercial Real Estate," "Million Dollar Recipes to Real Estate Wealth" and "Successonomics" which he co-authored with Steve Forbes. Cherif lives part of the year in California where he teaches his wealth programs and travels between Puerto Rico and Cancun, Mexico. Prior to real estate development and investing, Mr. Medawar spent 14 years as a hotel management executive and almost 8 years as an asset manager for billionaire, Edmond Baysari.

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The following is a synopsis of the entities of which Mr. Medawar is closely affiliated:

Cherif Medawar Real Estate Investing Inc., (CMREI) (incorporated as Original Resources and formerly referred to as Institute of Commercial Real Estate) is an education company and his responsibilities are simply to prepare presentations mostly online through webinar to interview experts in investment strategies and explain real estate trends, asset protections and other educational matters.

CREPR is the website that hosts all the properties that Mr. Medawar owns in Puerto Rico. The responsibilities undertaken are managing the properties.

MIGSIF, LLC, is a private real estate fund under Rule 506 of Regulation D that has been in operation since 2009. Mr. Medawar has been responsible for raising capital and deploying it safely, ethically and profitably.

Mr. Medawar is also the head of GBA LLC, a special entity that has a Tax Grant extended by the Government of the US Territory of Puerto Rico under Tax Incentive Law 20. It allows for potential partnerships and the legal reduction of tax through special tax rules including IRC 933. Mr. Medawar manages the staff of full time attorney and other support professionals to accommodate the shareholders and provide consulting services out of Puerto Rico.

Mr. Medawar also owns, KMAGB.com a website existing under the education company that trains people how to protect their assets through property entity structuring.

Our sole director and officer does not hold positions on the board of directors of any other U.S. reporting companies and has no affiliation with any company that has filed for bankruptcy within the last five years. The Company is not aware of any proceedings to which the Company's officer or director, or any associate of such officer or director, is a party adverse to the Company or has a material interest adverse to it.

Each director of the Company serves for a term of one year or until the successor is elected at the Company's annual shareholders' meeting and is qualified, subject to removal by the Company's shareholders. Each officer serves, at the pleasure of the board of directors, for a term of one year and until the successor is elected at the annual meeting of the board of directors and is qualified.

Item 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Set forth below is information regarding the beneficial ownership of our common stock, the only outstanding class of our capital stock, as of May 4, 2017, by security holders who beneficially own more than 10% of the outstanding common stock of the Company. We believe that each named beneficial owner listed below has sole voting and investment power with respect to the shares listed.

Name of Beneficial Owner	Number Of Shares of Preferred Stock	Percent Before Offering	Percent After Offering

Cherif Medawar, CEO, Secretary, Treasurer and Director*	3,963,300	100%	100%

Total Principal Shareholders, Officers, and Directors as a Group	3,963,300	100%	100%

"Beneficial ownership" means the sole or shared power to vote or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days from the date of this 1-K.

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Item 5. INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company utilizes office space provided at no cost from our officer. Office services are provided without charge by the Company's director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected. Mr. Cherif Medawar is the primary officer, director, and promoter of UGF and developed the business plan.

During 2015, by action taken by our board of directors, we issued 3,963,300 shares of our preferred stock to Cherif Medawar, our President, Chief Executive Officer, Chief Financial Officer and a director, in consideration for cash payments and expense payments on the Company's behalf totaling $39,633. The shares were issued under Section 4(2) of the Securities Act of 1933, as amended, and/or Regulation D promulgated by the Securities and Exchange Commission.

As of December 31, 2016, Cherif Medawar, our President, Chief Executive Officer, Chief Financial Officer and a director has paid a total of $32,544 for offering costs on the Company's behalf.

Item 6. Other Significant Information

None.

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Item 7. Financial Information

UNITED GROUP FUND, INC.

Financial Statements

as of December 31, 2016

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INDEPENDENT AUDITOR’S REPORT

April 19, 2017

To:	Board of Directors, United Group Fund, Inc.
Attn: Cherif Medawar

Re:	2016 Financial Statement Audit
United Group Fund, Inc. 121 South Orange, Suite 1500 Orlando, FL 32801

We have audited the accompanying financial statements of United Group Fund, Inc. (a corporation organized in the State of Delaware) (the “Company”), which comprise the balance sheets as of December 31, 2016 and December 31, 2015, and the related statements of income, retained earnings, and cash flows for the year ending 2016 and from June 5, 2015 (inception) through December 31, 2015, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter Regarding Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in the Notes to the Financial Statements, the Company is a business that has not yet commenced its planned operations, has incurred costs, and has not generated any revenues while seeking to raise capital under Title IV of the JOBS Act. Considering these factors, there exist substantial doubt as to whether the Company can continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty and we provide no opinion at this time about whether the Company will be successful in its plans to continue as a going concern.

Sincerely,

IndigoSpire CPA Group

IndigoSpire CPA Group, LLC

Aurora, Colorado

Firm License: CO. 5000271

California CPA Firm Registration: OFR607

F-1

United Group Fund, Inc.

Balance Sheet

As of December 31, 2016 and December 31, 2015

See Accountant's’ Audit Report and Notes to the Financial Statements

ASSETS

	2016	2015
ASSETS
Current Assets
Cash & Cash Equivalents	5,981	11,472
Deferred Issuance Costs	32,544	25,000
Total Current Assets	38,525	36,472

Non-current Assets
None

TOTAL ASSETS	38,525	36,472

LIABILITIES AND SHAREHOLDER’S EQUITY
LIABILITIES
Current Liabilities
Accounts Payable	3,500	0
Total Current Liabilities	3,500	0

Non-current Liabilities
None

TOTAL LIABILITIES	3,500	0

SHAREHOLDER’S EQUITY
Preferred Stock, $0.0001 par value, 10m shares authorized, 3,963,300 issued and outstanding	396	396
Common Stock, $0.0001 par value, 100m shares authorized, no shares issued and outstanding	39,237	39,237
Retained Earnings, net of distributions	(4,608)	(3,161)

TOTAL SHAREHOLDER’S EQUITY	35,025	36,472

The accompanying Notes are an important and integral part of the financial statements

F-2

United Group Fund, Inc

Income Statement

For the year ending December 31, 2016 and from June 5, 2015 (inception) to December 31, 2015

See Accountant's’ Audit Report and Notes to the Financial Statements

	2016	2015
Revenues, net of Allowances and Returns	0	0
Less: Cost of Revenues	0	0

Total Gross Profit	0	0

Selling, General and Administrative	1,447	3,161

Total Income from Operations	(1,447)	(3,161)

Other Income and Expense	0	0

Total Income before Taxes	(1,447)	(3,161)

Provision/(Benefit) for Income Taxes	0	0

NET INCOME	(1,447)	(3,161)

Weighted Average Common Shares Outstanding	0	0
Net Income/(Loss) per Share, basic	0	0
Net Income/(Loss) per Share, diluted	0	0

The accompanying Notes are an important and integral part of the financial statements

F-3

United Group Fund, Inc

Statement of Changes in Stockholder’s Equity

For the year ending December 31, 2016 and from June 5, 2015 (inception) to December 31, 2015

See Accountant's’ Audit Report and Notes to the Financial Statements

	Common Stock		Preferred Stock		Additional Paid-	Accumulated Earnings/
	# of Shares	$ Amount	# of Shares	$ Amount	in Capital	(Deficit)	Total
Balance at June 5, 2015 (inception)	0	$0	0	$0	$0	$0	$0
Issuance of Preferred Stock (June 2015)			2,250,000	225	22,275		22,500
Issuance of Preferred Stock (December 2015)			1,713,300	171	16,972
2015 Net Income						(3,161)	(3,161)
Balance at December 31, 2015			3,963,300	396	39,237	(3,161)	36,472
2016 Net Income						(1,447)	(1,447)
Balance at December 31, 2016			3,963,300	396	39,237	(4,608)	35,025

The accompanying Notes are an important and integral part of the financial statements

F-4

United Group Fund, Inc.

Statement of Cash Flows

For the year ending December 31, 2016 and from June 5, 2015 (inception) to December 31, 2015

See Accountant's’ Audit Report and Notes to the Financial Statements

	2016	2015
CASH FLOWS FROM OPERATIONS
Net Income	(1,447)	(3,161)
Increase in Deferred Issuance Costs	(7,544)	(25,000)
Increase in Accounts Payable	3,500	0

TOTAL CASH FLOWS FROM OPERATIONS	(5,491)	(28,161)

CASH FLOWS FROM INVESTING ACTIVITIES
None	0	0

TOTAL CASH FLOWS FROM INVESTING ACTIVITIES	0	0

CASH FLOWS FROM SHAREHOLDER FINANCING ACTIVITIES
Proceeds from issuance of stock	0	39,633
Shareholder Distributions	0	0

CASH FLOWS FROM SHAREHOLDER FINANCING ACTIVITIES	0	39,633

NET CHANGE IN CASH POSITION	(5,491)	11,472

Cash, beginning of year	11,472	0
Cash, end of year	5,981	11,472

Interest Paid	0	0
Taxes Paid	0	0

The accompanying Notes are an important and integral part of the financial statements

F-5

United Group Fund, Inc.

Notes and Additional Disclosures to the Financial Statements

As of December 31, 2016 and for the year ending December 31, 2016

Note 1 – Summary of Significant Accounting Policies and Corporate Structure

(a) Summary – United Group Fund, Inc. (the “Company”) is an early-stage investment corporation established by Cherif Medawar, CEO of the Company, to invest in real estate investments. The Company was formed on June 5, 2015. The Company is headquartered in Orlando, FL.

The Company has not yet begun operations as it is still progressing through the regulatory and capital raising stage. It has not yet made any investments and has not yet accepted any investor capital aside from a preferred stock issued to Mr. Medawar to fund expenses associated with the efforts of seeking regulatory and legal approvals.

The Company is seeking an exemption from securities registration under Title IV of the JOBS Act. If approved, the Company my issue securities up to $50 million in value per issuance. The exemption requires ongoing reporting and regulatory oversight by the U.S. Securities and Exchange Commission (“SEC”).

(b) Methods of Accounting and Basis for Presentation – The Company prepares the financial statements in accordance with US generally accepted accounting principles which includes usage of the accrual method of accounting to match expenses with the period in which they are associated with revenue.

The accounting and reporting policies of the Company also conform to Article 8 of Regulation S-X of the regulations promulgated by the SEC.

The Company has elected to adopt early application of the Accounting Standards Update No. 2014-10, “Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements.” The Company does not present or disclose certain items otherwise required under Topic 915.

The Company presents its financial statements on a calendar year basis.

(c) Estimates – The Company prepares the financial statements in accordance with US generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and costs as of the date of the financial statements. Actual results are reconciled with these estimates as they occur but they may differ from initial reporting.

(d) Comparative Financial Statements – Under US generally accepted accounting principles and applicable presentation standards, financial statements are presented in a comparative fashion with prior periods. Years presented herein comply with the disclosure requirements under Title IV of the JOBS Act.

(e) Revenue Recognition – The Company recognizes revenue and costs in accordance with US generally accepted accounting principles.

In May 2014, the Financial Accounting Statements Board (“FASB”) issued Accounting Standards Update No. 2014-09 which significantly updates the standards for revenue recognition for all entities, public, private and not-for- profit, that have contracts with customers to provide goods or services. For private entities, such as the Company, the effective date for implementation of these new standards is for annual periods beginning after December 15, 2018. No pro-forma or early adoption of these new revenue recognition standards has been implemented by the Company.

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(f) Cash and Cash Equivalents – The Company maintains a bank account for cash deposits. The Company maintains its cash in a large national bank where deposits are insured under the FDIC.

(g) Accounts or Investments Receivable – For the reporting period, the Company does not have any account receivable or investor capital commitments receivable.

(h) Fair Value of Financial Instruments - The Company discloses fair value information about financial instruments based upon certain market assumptions and pertinent information available to management. As of the balance sheet date, there were no financial instruments outstanding.

(i) Deferred Offering Costs - The Company complies with the requirements of ASC 340-10. The Deferred Offering Costs of the Company consist solely of legal and other fees incurred in connection with the capital raising efforts of the Company. Under ASC 340-10, costs incurred are capitalized until the offering whereupon the offering costs are charged to members’ equity or expensed depending on whether the offering is successful or not successful, respectively.

(j) Start-Up Costs - In accordance with ASC 720, costs related to start-up activities, including organizational costs, are expensed in the period incurred. The Company has incurred Start-Up Costs as of the balance sheet dates. In conjunction with the Company’s capital raising efforts, the Company will continue to incur marketing, office and professional expenses.

(k) Net Income or Loss Per Share - The net income or loss per share is computed by dividing the results of period by the weighted average number of shares of common stock outstanding during the period. For the periods presented, no common shares were outstanding and there were no dilutive or convertible instruments issued.

(k) Income Taxes – The Company accounts for the income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attribute to the temporary book-to-tax differences and carryforwards generated. Measurement of the deferred items of income tax is based on enacted tax laws and rates and compared to the realizable value of any deferred tax assets. At December 31, 2016, the Company has a combined federal net operating loss (“NOL”) carryforward of $4,608. Due to the uncertainty of the Company’s ability to generate taxable income in the future, the Company has recorded a full valuation allowance against the deferred tax asset created by the NOL carryforward. The NOL carryforward will begin to expire in 2035.

At this time, no activity of the Company requires a provision for state income tax.

Note 2 – Related Party Transactions

The Company has issued 3,963,300 shares of preferred stock to its CEO, Mr. Medawar, for the purpose of funding expenditures relating to seeking regulatory approval from the SEC to issue Company securities under Title IV of the JOBS Act.

Note 3 - Going Concern

The Company’s ability to continue as a going concern in the next twelve months is dependent upon its ability to obtain capital financing from outside investors sufficient to execute upon the Company’s planned real estate development and investment activities. No assurance can be given that the Company will be able to successfully raise capital or continue as a going concern.

The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 5 – Subsequent Events

The Company has evaluated subsequent events for recognition and disclosure through April 18, 2017 including adoption or implementation of any required accounting standard updates. No subsequent events require disclosure.

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Annual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

UNITED GROUP FUND, INC.

By:	/s/ Cherif Medawar
Cherif Medawar
Chief Executive Officer
Chief Financial Officer Chairman of the Board Secretary

This annual report has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Cherif Medawar
Cherif Medawar Chief Executive Officer Chief Financial Officer Chairman of the Board Secretary

May 5, 2017

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